Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Reports Third Quarter 2011 Financial Results

ST. PAUL, Minnesota, October 20, 2011 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced financial results for the three and nine months ended September 30, 2011.

For the three months ended September 30, 2011, the Company reported a net loss of $7.3 million, or $0.26 per share, including research and development expenses of $4.8 million and general and administrative expenses of $2.4 million. For the nine months ended September 30, 2011, the Company reported a net loss of $17.9 million, or $0.64 per share. Operating expenses were primarily associated with the cost of supporting the Company’s multiple, ongoing clinical trials, including recruitment and enrollment of the ReCharge Study, international commercialization efforts and the continued development of VBLOC® vagal blocking therapy delivered through the Company’s Maestro® System. On September 30, 2011, the Company’s cash, cash equivalents, restricted cash and short-term investments totaled $35.6 million.

Greg S. Lea, Senior Vice President and Chief Financial Officer, added, “In September, we completed a $14.5 million public offering that will strengthen our balance sheet further into 2013. Our cash and investments at the end of the quarter of $35.6 million provide us the required capital to continue to execute on our key clinical and commercial milestones.”

About the ReCharge Pivotal Trial

The ReCharge Pivotal Trial is a randomized, double-blind, parallel-group, multicenter pivotal clinical trial in approximately 234 patients at up to 12 sites testing the effectiveness and safety of VBLOC® vagal blocking therapy in EnteroMedics’ second generation Maestro® Rechargeable (RC) System. All patients in the study will receive an implanted device and will be randomized in a 2:1 allocation to treatment or control groups. The control group will receive a non-functional device during the study period. All patients are expected to participate in a weight management counseling program.

About VBLOC Therapy

EnteroMedics developed VBLOC® vagal blocking therapy to offer bariatric surgeons and their patients a less invasive alternative to existing surgical weight loss procedures that may present significant risks and alter digestive system anatomy, lifestyle and food choices. VBLOC Therapy is delivered via the Maestro® System through laparoscopically implanted leads to intermittently block the vagus nerves using high-frequency, low-energy electrical impulses. VBLOC Therapy is designed to target the multiple digestive functions under control of the vagus nerves and to affect the perception of hunger and fullness.

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity, metabolic diseases, and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC® vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. These electrical impulses are delivered by a neuroregulator, EnteroMedics’ Maestro® System, which is powered by an integrated rechargeable battery. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial regulatory approval for our Maestro® System for the treatment of obesity in the United States or in any foreign market other than the European Community; our preliminary findings from our EMPOWER™ pivotal trial; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the current report on Form 8-K filed September 28, 2011. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution—Investigational device. Limited by Federal (United States) law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risks generally associated with laparoscopic procedures and those related to treatment as described in the ReCharge clinical trial informed consent.

(See attached tables)

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Operating expenses:
Research and development	$4,779	$2,342	$10,882	$7,061
Selling, general and administrative	2,355	1,752	6,489	5,496

Total operating expenses	7,133	4,094	17,371	12,557

Loss from operations	(7,133)	(4,094)	(17,371)	(12,557)
Other income (expense), net	(165)	(291)	(570)	(835)

Net loss	$(7,298)	$(4,385)	$(17,941)	$(13,392)

Net loss per share - basic and diluted	$(0.26)	$(0.59)	$(0.64)	$(1.81)

Shares used to compute basic and diluted net loss per share	28,210	7,478	27,999	7,391

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	September 30,	December 31,
	2011	2010
ASSETS
Cash, cash equivalents and short-term investments	$35,445	$30,841
Restricted cash	200	6,527
Prepaid expenses and other current assets	716	437
Property and equipment, net	568	742
Other assets	68	142

Total assets	$36,998	$38,687

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$261	$125
Debt	5,696	5,905
Other liabilities	3,775	2,950

Total liabilities	9,732	8,980
Stockholders’ equity	27,265	29,707

Total liabilities and stockholders’ equity	$36,998	$38,687

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